Exhibit 10.2

TAX RECEIVABLES AGREEMENT

by and among

FUBOTV INC.,

FUBO OPERATIONS LLC

and

HULU, LLC

Dated as of October 29, 2025

i

TAX RECEIVABLES AGREEMENT

This TAX RECEIVABLES AGREEMENT (this “Agreement”), dated as of October 29, 2025, is hereby entered into by and among FuboTV Inc., a Delaware corporation (“Fubo”), Fubo Operations LLC, a Delaware limited liability company (“Newco”), and Hulu, LLC, a Delaware limited liability company (“Hulu”).

RECITALS

WHEREAS, concurrently herewith, pursuant to the Business Combination Agreement, dated as of January 6, 2025 (the “BCA”), by and among The Walt Disney Company, a Delaware corporation (“Disney”), Hulu and Fubo, (i) Hulu will contribute the HL Business and the HL Business Assets to Newco by transferring 100% of the equity interests of Hulu Live LLC, a Delaware limited liability company, to Newco and (ii) Fubo will contribute Fubo’s business to Newco by transferring 100% of the equity interests of Fubo Services LLC, a Delaware limited liability company, to Newco (the contributions in clauses (i) and (ii), the “Contributions”);

WHEREAS, following the Contributions, Newco will be classified as a partnership for U.S. federal income tax purposes and Hulu will hold (i) membership interests in Newco in the form of Common Units (the “Units”) and (ii) stock of Fubo in the form of Class B Common Stock;

WHEREAS the Operating Agreement provides Hulu the right to cause Newco to redeem all or a portion of Hulu’s Units in exchange for the Share Settlement or the Cash Settlement (a “Redemption”), subject to Fubo’s right, in its sole discretion, to instead effect a direct exchange of such consideration for such Units (a “Direct Exchange”);

WHEREAS Newco will have in effect an election under Section 754 of the Code for the Taxable Year in which any Exchange occurs, which will cause any such Exchange to result in an adjustment to Fubo’s proportionate share of the tax basis of Newco’s assets;

WHEREAS, before the Closing, Fubo possessed certain Historical NOLs; and

WHEREAS the Parties desire to provide for certain payments and make certain arrangements with respect to any tax benefits to be derived by Fubo as the result of Exchanges, from the Historical NOLs and from the making of payments under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the BCA.

“Advisory Firm” means an accounting firm that is nationally recognized as being expert in Covered Tax matters, selected by mutual agreement of the Parties.

“Agreed Rate” means the ten-year Treasury Rate plus 60 basis points, compounded annually.

“Audit Committee” means the audit committee of the Board of Directors of Fubo.

“Basis Adjustment” means the increase or decrease to, and Fubo’s proportionate share of, the tax basis of the Reference Assets under Section 732, 734(b), 743(b), 754, 755 or 1012 of the Code (or any similar provisions of applicable state, local or foreign tax Law), Rev. Rul. 99-5, 1999-6 I.R.B. 8 and Rev. Rul. 99-6, 1999-6 I.R.B. 6 as a result of any Exchange and any payment made under this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange is to be determined as if any Pre-Exchange Transfer of the Units so Exchanged had not occurred. For the avoidance of doubt, Basis Adjustments shall include adjustments under the foregoing provisions without regard to Newco’s entity classification for U.S. federal income tax purposes.

“Blended Rate” means, with respect to any Taxable Year, the sum of the effective Tax rates imposed on the aggregate net income of Fubo or Newco, as applicable, in each state or local jurisdiction in which Fubo or Newco, as applicable, files Tax Returns for such Taxable Year, with the effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Tax Returns of Fubo or Newco, as applicable, in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income Tax rate in effect in such jurisdiction in such Taxable Year. To avoid double-counting, the “Blended Rate” shall not take into account any U.S. federal benefit of state or local tax deductions.

“Book Taxes” means any Taxes that are based on or measured with respect to financial statement net income, including the corporate alternative minimum tax imposed by Section 55 of the Code and any provision of tax Law implementing the OECD’s Model Anti-Base Erosion Rules (Pillar Two).

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Cash Settlement” has the meaning ascribed to it in the Operating Agreement.

2

“Class A Common Stock” means the shares of Class A Common Stock of Fubo.

“Class A Trading Price” has the meaning ascribed to it in the Operating Agreement.

“Class B Common Stock” means the shares of Class B Common Stock of Fubo.

“Code” means the U.S. Internal Revenue Code of 1986.

“Common Units” has the meaning ascribed to it in the Operating Agreement.

“Control” means the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” has a meaning correlative to the foregoing.

“Covered Taxes” means any Taxes that are based on or measured with respect to net income or profits, including, for the avoidance of doubt, Book Taxes.

“Default Rate” means the Prime Rate plus 300 basis points, compounded annually.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any similar provisions of applicable state, local or foreign tax Law, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Rate” means SOFR plus 150 basis points, compounded annually.

“Exchange” or “Exchanged” means any (i) Direct Exchange or (ii) Redemption.

“Exchange Date” means the date of any Exchange.

“Final Payment Date” means any date on which a Payment is required to be made pursuant to this Agreement. The Final Payment Date in respect of (i) a Tax Benefit Payment is determined pursuant to Section 3.1(a) and (ii) an Early Termination Payment is determined pursuant to Section 4.2(a).

“Historical NOLs” mean any carryovers of net operating losses, net capital losses, excess tax credits, disallowed interest expense (including under Section 163(j) of the Code) and any other similar tax attributes for U.S. federal, state, local and foreign tax purposes of Fubo that relate to taxable periods (or portions thereof) ending on or prior to the Closing Date; provided that Historical NOLs do not include any tax attributes that are used to reduce or offset any income or gain arising from (i) the Transactions, (ii) the Settlement or (iii) the repayment or other refinancing of Fubo’s Convertible Senior Secured Notes due 2029.

3

“Historical NOLs Sharing Percentage” means the lesser of (i) 70% and (ii) Hulu’s Percentage Interest (as defined in the Operating Agreement) as of the beginning of the Taxable Year in respect of which a Net Tax Benefit is calculated.

“Imputed Interest” means any interest imputed under Section 483, 1272 or 1274 or any other provision of the Code, or any similar provisions of applicable state, local or foreign tax Law, with respect to Fubo’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Newco Group” means Newco and each of its direct or indirect Subsidiaries that is classified as a partnership or disregarded entity for applicable tax purposes (but excluding the portion of any such Subsidiary that is directly or indirectly held by a Subsidiary of Newco that is an entity classified as a corporation for applicable tax purposes).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Newco, dated as of the date hereof.

“Parties” means the parties named on the signature pages to this Agreement.

“Payment” means any Tax Benefit Payment or Early Termination Payment and in each case, unless otherwise specified, refers to the entire amount of such Payment or any portion thereof.

“Permitted Transferee” has the meaning ascribed to it in the Operating Agreement.

“Pre-Exchange Transfer” means any transfer of or distribution in respect of one or more Units, in each case (i) that occurs after the Closing but prior to an Exchange of such Units and (ii) to which Section 734(b), 743(b), 707, 737 or 704(c)(1)(B) of the Code applies. For the avoidance of doubt, payments made in connection with the Contributions are not intended to give rise to “Pre-Exchange Transfers”.

“Prime Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Reconciliation Dispute” means a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.3 or Section 4.1, as applicable, within the relevant time period designated in this Agreement.

4

“Reference Asset” means, with respect to any Exchange or transfer subject to Section 7.12, any asset of any member of the Newco Group at the time of such Exchange or such transfer. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code. References to depreciable or amortizable Reference Assets shall include assets that would become depreciable or amortizable when placed in service.

“Schedule” means any of the following: (i) an Attribute Schedule, (ii) a Tax Benefit Schedule, (iii) an Early Termination Schedule and (iv) any Amended Schedule.

“Share Settlement” has the meaning ascribed to it in the Operating Agreement.

“SOFR” means, for the relevant period, the rate per annum equal to the forward-looking term rate based on the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) for deposits in dollars for a period of one month as published by Federal Reserve Bank of New York on its website 2 Business Days before the first day of such period. If as of 5:00 p.m. (New York time) on such determination date the applicable rate has not been published, then the rate used will be the rate published on the business day most recently preceding such determination date.

“Subsidiary” means, with respect to any Person and as of any determination date, any other Person as to which such first Person (i) owns, directly or indirectly, or otherwise controls, any of the value or voting power or other similar interests of such other Person or (ii) is the sole general partner interest, or managing member or similar interest, of such other Person. Notwithstanding the foregoing, for purposes of this Agreement, Fubo, Newco and their respective Subsidiaries, on the one hand, shall be deemed to not be Subsidiaries of Hulu or any direct or indirect parent company thereof (including Disney) or any other Subsidiary of any such parent company, on the other hand.

“Tax” means all taxes or similar duties, fees or charges or assessments thereof imposed by a Governmental Entity, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Tax Action” means any audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of Fubo as defined in Section 441(b) of the Code or any similar provisions of applicable state, local or foreign tax Law (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is filed).

5

“Taxing Authority” means any Governmental Entity exercising regulatory or other authority in relation to Tax matters.

“Treasury Rate” means, as of any Interest Determination Date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to the relevant Interest Determination Date) of the yield to maturity as of the relevant Interest Determination Date of United States Treasury securities with a constant maturity (as compiled and published in Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Interest Determination Date to the tenth anniversary of the determination date.

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time and as in effect for the relevant taxable period.

SECTION 1.2. Other Defined Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated.

Term	Section
Actual Tax Liability	Section 3.1(b)(vi)
Agreement	Preamble
Amended Schedule	Section 2.3(b)
Attribute Schedule	Section 2.2(a)
BCA	Recitals
Chancery Court	Section 7.10(b)
Confidential Information	Section 7.13(a)
Contributions	Recitals
Cumulative Net Realized Step-Up Benefit	Section 3.1(b)(iii)
Default Rate Interest	Section 6.3
Direct Exchange	Recitals
Disney	Recitals
Early Termination Effective Date	Section 4.1(b)
Early Termination Notice	Section 4.1(b)
Early Termination Payment	Section 4.2(b)
Early Termination Reference Date	Section 4.1(c)
Early Termination Schedule	Section 4.1(c)
Expert	Section 7.11(a)
Fubo	Preamble
Future TRAs	Section 6.2(a)
Historical NOLs Benefit	Section 3.1(b)(viii)
Hulu	Preamble
Hypothetical Tax Liability	Section 3.1(b)(vii)
Interest Amount	Section 3.1(b)(i)
Interest Determination Date	Section 3.1(b)(i)

6

Term	Section
Maximum Rate	Section 7.14
Net Tax Benefit	Section 3.1(b)(ii)
Newco	Preamble
Non-TRA Portion	Section 3.2(g)
Objection Notice	Section 2.3(a)(ii)
Realized Step-Up Benefit	Section 3.1(b)(iv)
Realized Step-Up Detriment	Section 3.1(b)(v)
Reconciliation Procedures	Section 7.11(a)
Redemption	Recitals
Senior Obligations	Section 6.2(a)
Tax Benefit Payment	Section 3.1(b)
Tax Benefit Schedule	Section 2.2(b)
TRA Portion	Section 3.2(g)
Units	Recitals
Valuation Assumptions	Section 4.2(b)(i)
Voluntary Early Termination	Section 4.1(b)

SECTION 1.3. Rules of Construction. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall not be deemed to be terms of limitation, but rather shall be deemed in each case to be followed by the words “without limitation”. The word “will” shall be construed to have the same meaning as the word “shall”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement”, “hereof”, “herein”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement and include any attachments to this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise.

7

ARTICLE II

Determination of Tax Benefit

SECTION 2.1. Basis Adjustments; 754 Election.

(a) Tax Treatment. Except as otherwise required pursuant to a Determination, each Party agrees that, for all tax purposes (including filing Tax Returns and defending any Tax Actions):

(i) (A) each Redemption shall be treated as a direct purchase of Newco Units by Fubo from Hulu pursuant to Section 707(a)(2)(B) of the Code (or any similar provisions of applicable state, local or foreign tax Law) (i.e., equivalent to a Direct Exchange) and (B) each Exchange may give rise to Basis Adjustments; and

(ii) except for the portion treated as Imputed Interest (which will be treated as a payment of interest), all payments made under this Agreement shall be treated as consideration paid in the relevant Exchange or in connection with the Contributions under Rev. Rul. 99-5, 1996 I.R.B 8, Situation 1, as applicable, that give rise to additional Basis Adjustments.

(b) Section 754 Election. Fubo shall cause Newco and each of its Controlled Subsidiaries that is classified as a partnership for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code (or any similar provisions of applicable state, local or foreign tax Law) for each Taxable Year. Fubo shall take commercially reasonable efforts to cause each other Person in which Newco owns a direct or indirect equity interest that is so classified as a partnership to have in effect such an election for each Taxable Year.

SECTION 2.2. Schedules. Within 120 days after (x) the Closing (in the case of Sections 2.2(a)(i), (iii) and (v) only) and (y) the filing of the U.S. federal income Tax Return of Fubo for each relevant Taxable Year, Fubo shall deliver to Hulu a schedule showing, in reasonable detail:

(a) (i) the actual tax basis and Non-Adjusted Tax Basis of the Reference Assets as of, in the case of clause (x), the Closing and, in the case of clause (y), each applicable Exchange Date, (ii) the Basis Adjustments to the Reference Assets for such Taxable Year and prior Taxable Years, (iii) the periods over which the Reference Assets are amortizable or depreciable, (iv) the period over which each Basis Adjustment is amortizable or depreciable and (v) the amount of Historical NOLs available to Fubo and any limitations on the ability of Fubo to use the Historical NOLs (including under Sections 382 and 383 of the Code) (an “Attribute Schedule”); and

(b) the calculation of the Realized Step-Up Benefit or Realized Step-Up Detriment for such Taxable Year, Historical NOLs Benefit for such Taxable Year and any Tax Benefit Payment or other payment under this Agreement for such Taxable Year and prior Taxable Years (a “Tax Benefit Schedule”).

8

An Attribute Schedule or Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.3(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.3(b).

SECTION 2.3. Procedures; Amendments.

(a) Procedures.

(i) Each time Fubo delivers a Schedule to Hulu under this Agreement, Fubo shall, with respect to such Schedule, also deliver supporting schedules and work papers, as determined by Fubo or as reasonably requested by Hulu, that provide a reasonable level of detail regarding relevant data and calculations and allow Hulu and its Representatives to have reasonable access to the appropriate Representatives of Fubo or Newco, as determined by Fubo or as reasonably requested by Hulu, in connection with a review of relevant information. Without limiting the generality of the foregoing, Fubo shall ensure that each Tax Benefit Schedule or Amended Schedule (together with any supporting schedules and work papers) provides a reasonably detailed presentation of the required calculations and identifies any material assumptions, operating procedures or principles used for such calculations.

(ii) A Schedule shall become final and binding on the Parties 30 days from the date on which Hulu first received the applicable Schedule unless Hulu, within such period, provides Fubo with written notice that sets forth in reasonable detail Hulu’s objection to such Schedule (an “Objection Notice”); provided that any matters not objected to shall be deemed accepted and become final and binding. If the Parties are unable to resolve the issues raised in such Objection Notice within 30 days after receipt by Fubo thereof, Fubo and Hulu shall employ the Reconciliation Procedures described in Section 7.11 and the Schedule will be finalized in accordance therewith.

(b) Amended Schedule. A Schedule (other than an Early Termination Schedule) for any Taxable Year may only, and shall be, amended from time to time by Fubo (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in such Schedule identified as a result of the receipt of additional factual information after the date such Schedule was originally provided to Hulu, (iii) to comply with an Expert’s determination under the Reconciliation Procedures or (iv) to reflect a change in the Realized Step-Up Benefit, Realized Step-Up Detriment or Historical NOLs Benefit for such Taxable Year attributable to a carryover or carryback of a loss or other tax item to such Taxable Year or to an amended Tax Return filed for such Taxable Year (any such Schedule in its amended form, an “Amended Schedule”). Fubo shall provide any Amended Schedule to Hulu within 60 days of the occurrence of an event referred to in any of clauses (i) through (iv) of the preceding sentence, and such Amended Schedule shall be subject to the procedures described in Section 2.3(a).

9

ARTICLE III

Tax Benefit Payments

SECTION 3.1. Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. By the date that is 10 Business Days following the date on which each Tax Benefit Schedule or Amended Schedule becomes final in accordance with Section 2.3(a) (such first date, the “Final Payment Date” in respect of any Tax Benefit Payment), Fubo shall pay Hulu the Tax Benefit Payment as determined pursuant to Section 3.1(b). For the avoidance of doubt, no Tax Benefit Payment shall be calculated or made in respect of any estimated Tax payments, including any estimated U.S. federal income Tax payments.

(b) Amount of Payments. A “Tax Benefit Payment” for a Taxable Year means an amount, not less than zero, equal to the sum of the Net Tax Benefit plus the Interest Amount for such Taxable Year.

(i) The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of Fubo with respect to the relevant Taxable Year (each such due date, an “Interest Determination Date”) until the Final Payment Date.

(ii) The “Net Tax Benefit” for a Taxable Year equals the sum of:

(A) the amount of the excess, if any, of (1) 70% multiplied by the Cumulative Net Realized Step-Up Benefit as of the end of such Taxable Year over (2) the aggregate amount of all Tax Benefit Payments previously made under this Section 3.1 (excluding any Interest Amount and any portion of such Tax Benefit Payments in respect of Section 3.1(b)(ii)(B)); plus

(B) the Historical NOLs Sharing Percentage multiplied by the Historical NOLs Benefit.

(iii) The “Cumulative Net Realized Step-Up Benefit” for a Taxable Year equals the cumulative amount of Realized Step-Up Benefits for all Taxable Years, up to and including such Taxable Year, net of the cumulative amount of Realized Step-Up Detriments for the same period.

(iv) The “Realized Step-Up Benefit” for a Taxable Year equals the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability for such Taxable Year.

(v) The “Realized Step-Up Detriment” for a Taxable Year equals the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability for such Taxable Year.

10

(vi) The “Actual Tax Liability” means, with respect to any Taxable Year, the liability for Covered Taxes, which shall not be less than zero, (A) of Fubo and (B) without duplication, of Newco and its Subsidiaries, but only with respect to Covered Taxes imposed on Newco and its Subsidiaries and allocable to Fubo or to the other members of the consolidated group of which Fubo is the parent, in each case, (1) appearing on U.S. federal income Tax Returns (including IRS Forms 1120 and 1065) or foreign Tax Returns of the applicable Person for such Taxable Year and (2) if applicable, determined in accordance with a Determination. For the avoidance of doubt, the liability for U.S. state and local Covered Taxes shall be the product of the amount of taxable income appearing on such U.S. federal income Tax Returns and the Blended Rate.

(vii) The “Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of Fubo that would arise in respect of Covered Taxes, which shall not be less than zero, using the same methods, elections, conventions and similar practices in calculating the Actual Tax Liability but (A) using Fubo’s proportionate share of the Non-Adjusted Tax Basis as reflected on the Attribute Schedule or Amended Schedule, as applicable, for such Taxable Year, (B) excluding any expense, deduction or loss attributable to Imputed Interest for such Taxable Year and (C) assuming that Fubo used the same amount of Historical NOLs that it actually used for such Taxable Year. For the avoidance of doubt, the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item (or portions thereof) that is attributable to any of the Basis Adjustments excluded pursuant to clause (A) or any of the items described in clause (B) of the previous sentence.

(viii) The “Historical NOLs Benefit” means, with respect to any Taxable Year, the excess, if any, of (A) the hypothetical liability of Fubo that would arise in respect of Covered Taxes using the same methods, elections, conventions and similar practices in calculating the Actual Tax Liability but (1) calculating depreciation, amortization or other similar deductions, and otherwise calculating any items of income, gain or loss, with the Basis Adjustments that Fubo actually used for such Taxable Year, (2) including any expense, deduction or loss attributable to Imputed Interest that Fubo actually used for such Taxable Year and (3) assuming Fubo had no Historical NOLs, over (B) the Actual Tax Liability for such Taxable Year.

SECTION 3.2. Applicable Principles.

(a) The Realized Step-Up Benefit or Realized Step-Up Detriment for each Taxable Year is intended to measure the decrease or increase in the Actual Tax Liability of Fubo for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology, and will be construed accordingly.

(b) The Historical NOLs Benefit is intended to measure the decrease in the Actual Tax Liability of Fubo for such Taxable Year attributable to the Historical NOLs, determined using a “with and without” methodology, and will be construed accordingly.

11

(c) The Actual Tax Liability, Hypothetical Tax Liability and Historical NOLs Benefit shall be calculated using (i) in the case of U.S. state and local Taxes, the Blended Rate and (ii) in the case of a Determination, the highest applicable Tax rate in effect for Fubo during the Taxable Year to which such Determination relates for purposes of calculating the Taxes applicable to such Determination.

(d) The Actual Tax Liability, Hypothetical Tax Liability and Historical NOLs Benefit shall be calculated including, without duplication, any liabilities of Fubo for Covered Taxes of a current or former consolidated group member pursuant to Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign tax Law).

(e) The Realized Step-Up Benefit and Realized Step-Up Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

(f) If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of a Tax Action of any Taxable Year, such liability shall not be included in determining the Realized Step-Up Benefit or the Realized Step-Up Detriment unless and until there has been a Determination.

(g) Except as expressly set forth herein, carryovers or carrybacks of any tax item attributable to any Basis Adjustment, Imputed Interest or Historical NOLs shall be considered to be subject to the rules of the Code and the Treasury Regulations, and the appropriate provisions of state, local and foreign tax Law, governing the use, limitation or expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to a Basis Adjustment, Imputed Interest or Historical NOLs (a “TRA Portion”) and a portion that is not so attributable (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized first, to the extent available, followed by the amount of any TRA Portion.

SECTION 3.3. Treatment of Payments. The Parties shall use commercially reasonable efforts to cooperate in connection with any tax reporting of Tax Benefit Payments in connection with this Agreement, including that, if Hulu elects to use the installment method under Section 453 of the Code with respect to any Exchange and notifies Fubo of a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2), as reasonably determined by Hulu) with respect to such Exchange, then the Parties agree that the amount of consideration received in connection with such Exchange shall not exceed such stated maximum selling price.

ARTICLE IV

Termination

SECTION 4.1. Early Termination.

(a) With the written approval of the Audit Committee, Fubo may terminate this Agreement, as and to the extent provided in this Article IV.

12

(b) If Fubo chooses to exercise its termination right under Section 4.1(a) (“Voluntary Early Termination”), Fubo shall deliver to Hulu notice of such decision (an “Early Termination Notice” and the date such notice is delivered, the “Early Termination Effective Date”). Fubo may withdraw such Early Termination Notice and rescind its Voluntary Early Termination at any time prior to the Final Payment Date with respect to such Early Termination Payment.

(c) Simultaneously with the delivery of an Early Termination Notice, Fubo shall deliver a schedule showing in reasonable detail the calculation of the Early Termination Payment (an “Early Termination Schedule” and the date on which such Early Termination Schedule becomes final in accordance with Section 2.3(a), the “Early Termination Reference Date”).

(d) Upon Fubo’s payment in full of the Early Termination Payment (along with any applicable Default Rate Interest) to Hulu, Fubo shall have no further payment obligations under this Agreement other than with respect to any (i) Tax Benefit Payment (along with any applicable Default Rate Interest) due and payable that remains unpaid as of the Early Termination Effective Date and as of the date of payment of the Early Termination Payment and (ii) Tax Benefit Payment (along with any applicable Default Rate Interest) due for the Taxable Year ending immediately prior to, ending with or including the date of the Early Termination Notice (except to the extent that the amounts described in clause (i) or this clause (ii) are included in the Early Termination Payment).

SECTION 4.2. Payment upon Early Termination.

(a) Timing of Payment. By the date that is three Business Days after the Early Termination Reference Date (such date, the “Final Payment Date” in respect of the Early Termination Payment), Fubo shall pay an amount equal to the Early Termination Payment to Hulu. For the avoidance of doubt, Fubo shall not be required to make an Early Termination Payment in connection with a change of control of, or other similar transaction by, Fubo, a material breach of this Agreement by Fubo or a bankruptcy or other insolvency event of Fubo.

(b) Amount of Payment. The “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate and determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid by Fubo to Hulu, beginning from the Early Termination Effective Date and using the Valuation Assumptions.

(i) The “Valuation Assumptions” are the assumptions that, as of an Early Termination Effective Date and for each Taxable Year ending on or after such Early Termination Effective Date:

(A) Fubo will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year that includes the Early Termination Effective Date and future Taxable Years in which such deductions would become available (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions);

13

(B) the income Tax rates that will be in effect for each such Taxable Year will be (1) for U.S. state and local Taxes, the Blended Rate for the Taxable Year that includes the Early Termination Effective Date, (2) for U.S. federal Taxes, the highest U.S. federal Tax rate in effect for Fubo for the Taxable Year that includes the Early Termination Effective Date, and (3) for all other Taxes, those specified for the Taxable Year that includes the Early Termination Effective Date by applicable Law, in each case, except to the extent any increase to such Tax rates for such Taxable Year has already been enacted into Law as of the Early Termination Effective Date, in which case such increased rate shall apply from the date of the scheduled increase;

(C) Fubo will not be subject to any Book Taxes;

(D) (1) any loss carryovers or carrybacks generated by any Basis Adjustment or Imputed Interest and (2) any Historical NOLs (including any tax items attributable to any Historical NOLs), in each case, that are available (taking into account any applicable limitations (including, for the avoidance of doubt, any applicable limitations under Sections 382, 383 and 172(a)(2) of the Code), except as expressly provided in this Agreement) as of the date of the Early Termination Schedule will be used by Fubo ratably over the earlier of (x) the period ending with the scheduled expiration date of such item and (y) if there is no such scheduled expiration, 15 years following the Taxable Year that includes the date of the Early Termination Schedule;

(E) (1) any equity interests in any of Newco’s Subsidiaries classified as a corporation for U.S. federal income tax purposes will not be disposed of, (2) any short-term investments (as defined by GAAP) will be disposed of to an unrelated party 12 months following the Early Termination Effective Date and (3) any non-amortizable, non-depreciable Reference Assets (other than those described in clauses (1) and (2)) will be disposed of to an unrelated party 15 years after the Early Termination Effective Date;

(F) if, on the Early Termination Effective Date, any Newco Units have not been Exchanged, then such Newco Units shall be deemed to be Exchanged for the amount of cash that would be received by Hulu had such Newco Units actually been so Exchanged at the Class A Trading Price on such date in a fully taxable transaction governed by Sections 741 and 743 of the Code;

(G) any future payment obligations pursuant to this Agreement that are used to calculate the Early Termination Payment will be satisfied on the date that any Tax Return to which any such payment obligation relates is required to be filed excluding any extensions; and

14

(H) with respect to Taxable Years ending prior to the Early Termination Effective Date, any unpaid Tax Benefit Payments and any applicable Default Rate Interest will be paid on the Early Termination Effective Date.

ARTICLE V

Tax Matters; Consistency; Cooperation

SECTION 5.1. Participation in Tax Matters. Except as otherwise provided herein or in the BCA or the Operating Agreement, Fubo shall have full responsibility for, and sole discretion over, all tax matters concerning Fubo or Newco, including preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, Fubo shall notify Hulu of, and keep it reasonably informed with respect to, the portion of any Tax Action of Fubo, Newco or any of Newco’s Controlled Subsidiaries, the outcome of which is reasonably expected to materially affect Hulu’s rights and obligations under this Agreement, and Hulu shall have the right to participate in and to monitor at its own expense (but not to control) any such portion of any such Tax Action; provided that none of Fubo, Newco or any of Newco’s Controlled Subsidiaries shall settle or fail to contest any issue that is reasonably expected to materially adversely affect Hulu’s rights or obligations under this Agreement (including the amount or timing of payment made hereunder) without the prior written consent of Hulu.

SECTION 5.2. Consistency. Except upon the written advice of the Advisory Firm and except for items that are explicitly described as “deemed” or treated in a similar manner by the terms of this Agreement, all calculations and determinations made hereunder, including any Basis Adjustments, the Schedules and the determination of any Realized Step-Up Benefits or Realized Step-Up Detriments, shall be made in accordance with the elections, methodologies and positions set forth in the BCA and the Operating Agreement, and otherwise taken by Fubo and Newco (and their respective Subsidiaries) on their respective Tax Returns. Hulu shall prepare its Tax Returns in a manner consistent with the terms of this Agreement and any related calculations or determinations made hereunder, including the terms of Section 2.1 and the Schedules provided to Hulu, except as otherwise required by Law. In the event that an Advisory Firm is replaced with another Advisory Firm, the Parties shall cause such replacement Advisory Firm to perform its services necessitated by this Agreement using procedures and methodologies consistent with those of the previous Advisory Firm, unless otherwise required by Law or unless Fubo obtains Hulu’s consent (not to be unreasonably withheld, conditioned or delayed) to the use of other procedures and methodologies. Fubo shall (and shall cause Newco and its other Controlled Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of Hulu under this Agreement) to defend the tax treatment contemplated by this Agreement and any Schedule (or Amended Schedule, as applicable) in any Tax Action.

15

SECTION 5.3. Cooperation.

(a) Hulu shall (i) furnish to Fubo in a timely manner such information, documents and other materials as Fubo may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return of Newco or any of its Subsidiaries or contesting or defending any related Tax Action, (ii) make itself available to Fubo and its Representatives to provide explanations of documents and materials and such other information as Fubo or its Representatives may reasonably request in connection with any of the matters described in clause (i) above and (iii) reasonably cooperate with Fubo or its Representatives in connection with any such matter. For the avoidance of doubt, no provision of this Agreement shall be construed to require Hulu to provide any other party any right to access or review (A) any Tax Return, tax work papers or other proprietary or confidential information of Hulu or its direct or indirect beneficial owners or (B) any other information, documents and other materials if the disclosure of such materials would give rise to a material risk of waiving the protection to Hulu or any of its Affiliates of any privilege, including privileges arising under or related to an attorney-client privilege, work product doctrine or any other legal privilege.

ARTICLE VI

Subordination and Late Payments; Payments Generally

SECTION 6.1. Payments Generally. Payments required to be made by Fubo to Hulu under this Agreement shall be made by wire transfer of immediately available funds to a bank account or accounts designated by Hulu. For the avoidance of doubt, Hulu shall not be required under any circumstances to return any portion of any Payment or any Default Rate Interest paid by Fubo to Hulu (including any portion of any Early Termination Payment).

SECTION 6.2. Subordination.

(a) Notwithstanding anything herein to the contrary, any payment required to be made by Fubo to Hulu under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations owed in respect of secured indebtedness for borrowed money of Fubo (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future obligations of Fubo that are not Senior Obligations; provided, however, that to the extent that Fubo or any of its controlled Affiliates enters into future tax receivable or other similar agreements (“Future TRAs”), Fubo shall ensure that the terms of any such Future TRA provide that any payment required to be made by Fubo to Hulu under this Agreement shall rank senior in priority to any payment required to be made by Fubo under such Future TRA. Further, the effect of any Future TRAs (or the benefits on which such Future TRAs are based) shall not be taken into account in respect of any calculations made hereunder. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 6.2 and the terms of the agreements governing Senior Obligations, such payment obligation (together with Agreed Rate Interest thereon) nevertheless shall accrue for the benefit of Hulu, and Fubo shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations.

(b) Fubo shall use commercially reasonable efforts to cause the terms of the agreements governing Senior Obligations to allow payments to be made under this Agreement. To the extent Fubo or its Controlled Subsidiaries (including Newco and its Controlled Subsidiaries) incur, create or assume any Senior Obligations after the date hereof, Fubo shall not, and shall cause its Controlled Subsidiaries to not, agree to any provision that restricts in any material respect the amounts payable hereunder if the principal purpose of Fubo agreeing to such provision is to circumvent the payment of amounts payable hereunder.

16

SECTION 6.3. Late Payments by Fubo. No Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments (and any applicable Default Rate Interest and interest payable as a result of Section 6.2) in respect of all prior Taxable Years have been made in full. The amount of any Payment not made to Hulu by the applicable Final Payment Date, whether as a result of this Section 6.3 or otherwise (but excluding as a result of Section 6.2), shall be payable together with “Default Rate Interest”, calculated at the Default Rate and accruing on the amount of the unpaid Payment from the applicable Final Payment Date until the date on which Fubo makes such Payment to Hulu.

SECTION 6.4. No Duplicative Payments. It is intended that the provisions hereunder will not result in the duplicative payment of any amount that may be required under this Agreement, and the provisions hereunder shall be consistently interpreted and applied in accordance with that intent.

SECTION 6.5. Withholding. Fubo and its Affiliates shall be entitled to deduct and withhold from any payment that is payable to Hulu or any other Person pursuant to this Agreement such amounts as Fubo is required to deduct and withhold with respect to the making of such payment by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority by Fubo, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid by Fubo to the Person in respect of whom the deduction and withholding was made. If Fubo becomes aware of any such requirement to so deduct and withhold from any payment that is payable to Hulu pursuant to this Agreement, Fubo shall use commercially reasonable efforts to provide Hulu with written notice of the amount of and applicable Law requiring such withholding at least 10 days prior to making such deduction and withholding. The Parties shall reasonably cooperate to reduce or eliminate any amounts that would otherwise be required to be deducted and withheld pursuant to this Section 6.5, including by providing any applicable tax forms and certifications reasonably requested by Fubo.

ARTICLE VII

Miscellaneous

SECTION 7.1. Notices. All notices, requests, claims, demands and other communications hereunder to any Party shall be in writing and shall be deemed given if delivered personally, by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or if sent by overnight courier (providing proof of delivery) to the Parties at the following addresses, or such other address or email address as such Party may hereafter specify by like notice to the other Parties:

(a)	if to Newco:

Fubo Operations LLC
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
	Attention:	Chief Legal Officer
	Email:	* * *

17

(b)	if to Fubo:

FuboTV Inc.
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
	Attention:	Chief Legal Officer
	Email:	* * *

(c)	if to Hulu:

c/o The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521
	Attention:	Justin Warbrooke
James Kapenstein
	Email:	* * *
* * *

Any notice delivered pursuant to subsections (a), (b) or (c) of this Section 7.1 shall include a further copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
Attention:	Lauren Angelilli
Andrew T. Davis
Email:	langelilli@cravath.com
adavis@cravath.com

and

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attention:	Andrew Elken
Owen Alexander
Email:	Andrew.Elken@lw.com
Owen.Alexander@lw.com

SECTION 7.2. Expenses. Except as otherwise set forth herein, each Party shall pay its own expenses incurred following the date of this Agreement in connection with this Agreement.

18

SECTION 7.3. Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Section 7.3 shall apply mutatis mutandis to any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto.

SECTION 7.4. Entire Agreement; No Third-Party Beneficiaries. This Agreement and those documents expressly referred to herein constitute the entire agreement, and supersede all other prior agreements and understandings (both written and oral), among the Parties with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the Parties (and their respective permitted transferees) any rights or remedies, except as expressly provided in this Agreement (it being understood and agreed that the Persons referred to in any Section of this Agreement as having such rights and who or which are not parties hereto shall be entitled to the benefits of, and to enforce the provisions of, such Section).

SECTION 7.5. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the Parties shall be construed and enforced accordingly.

SECTION 7.6. Assignment. Hulu may not assign or transfer its interest in this Agreement in whole or in part, including the right to receive any payments to be made pursuant to this Agreement, to any Person; provided, however, that Hulu may assign or transfer the right to receive any Tax Benefit Payments under this Agreement to (i) any Permitted Transferee to whom Units are transferred or (ii) any Person that directly or indirectly wholly owns, or is directly or indirectly wholly owned by, Disney or the then-current ultimate parent company of Hulu. For the avoidance of doubt, if Hulu transfers Newco Units in accordance with the terms of the Operating Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, Hulu shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units. Fubo may not assign any of its rights or obligations under this Agreement to any Person without Hulu’s consent. Any purported assignment not in compliance with this Section 7.6 shall be null and void.

SECTION 7.7. Amendments; Waivers; Consents. No provision of this Agreement may be amended unless such amendment is approved in writing and signed by each Party; provided that amendment of Article IV shall also require the written approval of the Audit Committee. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective. In the event that the Prime Rate, SOFR or the Treasury Rate ceases to be available, the Parties will negotiate in good faith to amend this Agreement to replace the Prime Rate, SOFR or the Treasury Rate with a mutually acceptable successor rate. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights nor will any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law or otherwise.

19

SECTION 7.8. Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. Fubo shall require and cause any direct or indirect successor (whether by equity purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Fubo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Fubo would be required to perform if no such succession had taken place.

SECTION 7.9. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.10. Governing Law; Jurisdiction; Specific Performance.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b) Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action arising out of, relating to or in connection with this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (iv) waives any right to trial by jury with respect to any Action related to or arising out of this Agreement or any of the transactions contemplated hereby. Nothing in this Section 7.10 shall prevent any Party from bringing an Action in any jurisdiction to enforce any judgment of the Chancery Court or any federal court located in the State of Delaware, as applicable. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 7.1 shall be effective service of process for any Action in connection with this Agreement or any of the transactions contemplated hereby.

(c) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it, including pursuant to this Agreement, whether in law or in equity) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach, without proof of damages or otherwise. No Party shall oppose the granting of an injunction or other equitable relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement on the basis that the other Parties have an adequate remedy at law or that an award of equitable relief is unenforceable, invalid or not an appropriate remedy for any reason at law or equity. No Party seeking any injunction or other equitable relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.10(c) shall be required to provide any bond or other security in connection with any such order or injunction.

20

SECTION 7.11. Reconciliation Procedures.

(a) In the event that Fubo and Hulu are unable to resolve a Reconciliation Dispute within the relevant time period designated in this Agreement, the procedures described in this paragraph (the “Reconciliation Procedures”) will apply. The Parties shall, within 15 days of the commencement of a Reconciliation Dispute, mutually select a nationally recognized expert in the particular area of disagreement (the “Expert”) and submit the Reconciliation Dispute to such Expert for determination. The Expert shall be a partner or principal in a nationally recognized accounting firm, and, unless Fubo and Hulu agree otherwise, the Expert (and its employing firm) shall not have any material relationship with Fubo or Hulu or other actual or potential conflict of interest. If the applicable Parties are unable to agree on an Expert within such 15 calendar-day time period, each such Party shall select an Expert and those selected Experts shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the applicable Parties. The Expert shall resolve any matter relating to (i) an Attribute Schedule, Early Termination Schedule or an amendment to either within 30 days and (ii) a Tax Benefit Schedule, an amendment thereto or any other matters subject to the Reconciliation Procedures within 15 days or as soon thereafter as is reasonably practicable, in each case, after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid by the date prescribed by this Agreement and such Tax Return may be filed as prepared by Fubo, subject to adjustment or amendment upon resolution. The Expert shall finally determine any Reconciliation Dispute, and its determinations pursuant to this Section 7.11(a) shall be binding on the Parties and may be entered and enforced in any court having competent jurisdiction. For the avoidance of doubt, the Expert in making a determination in any Reconciliation Dispute in accordance with this Section 7.11(a) shall be acting in the capacity of an expert in the subject matter of the disagreement and not acting in the capacity as an arbitrator of such Reconciliation Dispute.

(b) The sum of (a) the costs and expenses relating to (i) the engagement of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable and documented out-of-pocket costs and expenses of Fubo and Hulu incurred in the conduct of such resolution process shall be allocated between Fubo, on the one hand, and Hulu, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such Party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such Party shall promptly reimburse the other Party for the excess that such other Party has paid in respect of such costs and expenses over the amount it has been so allocated. Fubo may withhold payments under this Agreement to collect amounts due under the preceding sentence.

21

SECTION 7.12. Admission of Fubo into a Consolidated Group; Certain Tax Actions and Covenants.

(a) If Fubo is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any similar provisions of state, local or foreign tax Law, then (i) the provisions hereunder shall be applied with respect to the group as a whole and (ii) Payments and other applicable items hereunder shall be computed with reference to the affiliated or consolidated taxable income of the group as a whole, as the case may be.

(b) If Fubo (or its consolidated group) or any member of the Newco Group transfers (or is deemed to transfer for U.S. federal income tax purposes) any Reference Asset to an entity the income of which is not included in the income of Fubo (or its consolidated group) in a transaction in which the transferee’s basis in the Reference Asset acquired is determined in whole or in part by reference to the transferor’s basis in the Reference Asset, for purposes of calculating the amount of any payment under this Agreement, Fubo (or its consolidated group) or the applicable member of the Newco Group will be treated as having disposed of the Reference Asset (on the date of the transfer) in a fully taxable transaction in which income, gain or loss is allocated to Fubo in accordance with the Operating Agreement. The consideration deemed to be received in any deemed transaction described in this Section 7.12(b) will be equal to the fair market value of the transferred Reference Asset as of the date of the transfer, plus (without duplication): (A) the amount of debt to which the Reference Asset is subject, in the case of a transfer of an encumbered Reference Asset or (B) the amount of debt allocated to the Reference Asset, in the case of a transfer of an equity interest in an entity classified as a partnership for applicable tax purposes. Any dispute as to fair market value in connection with this Section 7.12(b) will be resolved pursuant to the Reconciliation Procedures. For purposes of this Section 7.12, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if Fubo transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which it does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer will not cause Fubo to be treated as having transferred any assets to an entity the income of which is not included in the income of Fubo (or its consolidated group) pursuant to this Section 7.12(b) so long as the relevant successor is bound by the provisions of this Agreement pursuant to Section 7.8.

22

(c) If Fubo (or its consolidated group) transfers (or is deemed to transfer for U.S. federal income tax purposes) any Newco Units to an entity the income of which is not included in the income of Fubo (or its consolidated group) in a transaction that is wholly or partially taxable, Newco shall be treated as having disposed of the portion of any Reference Assets that are indirectly transferred in a wholly or partially taxable transaction in which income, gain or loss is allocated to Fubo in accordance with the Operating Agreement for consideration calculated in a manner consistent with Section 7.12(b).

(d) If any member of Fubo’s consolidated group that owns any Newco Units deconsolidates from such consolidated group for U.S. federal income tax purposes and the income of such member is no longer included in the income of Fubo (or its consolidated group), then such deconsolidated member (or Fubo, in the case where Fubo deconsolidates from the consolidated group and Fubo is no longer treated as a corporation for U.S. federal income tax purposes, unless a successor to Fubo is bound by the provisions of this Agreement pursuant to Section 7.8 and the income of Fubo is included in the income of such successor or such successor’s consolidated group) shall be treated immediately prior to deconsolidation as having disposed of its directly or indirectly held equity of Newco in a fully taxable transaction for consideration calculated in a manner consistent with Section 7.12(b).

(e) Any transaction described in this Section 7.12 will be taken into account in determining the Realized Step-Up Benefits, Realized Step-Up Detriments or Historical NOLs Benefit, as applicable, for the Taxable Year in which the transaction is deemed to occur, consistent with the principles of this Agreement; provided, however, that none of the transactions set forth in the BCA shall constitute a transaction described in this Section 7.12.

SECTION 7.13. Confidentiality.

(a) The Parties and their respective Affiliates shall, and shall direct their respective Representatives to, (i) hold confidential and not disclose, without the prior written approval of the other Parties, all confidential or proprietary written, recorded or oral information or data (including research, developmental, technical, marketing, sales, subscriber, financial, operating, performance, cost, business and process information or data, knowhow and computer programming and other software techniques) provided by or on behalf of any Party or its Subsidiaries to the other Parties, their respective Affiliates or Representatives, whether such confidentiality or proprietary status is indicated orally or in writing or if such Party should reasonably have understood that the information should be treated as confidential, whether or not the specific words “confidential” or “proprietary” are used (“Confidential Information”) and (ii) use such Confidential Information only for the purpose of performing its obligations hereunder, managing and monitoring such Party’s investment in Newco and its Subsidiaries and carrying on the business of Newco and its Subsidiaries; provided that the Parties and their respective Affiliates and Representatives may disclose or use such Confidential Information (A) in their capacity as directors, officers or employees of Hulu or its Affiliates, (B) to any other Party, in its capacity as such, to such Party’s Representatives that are attorneys, accountants, consultants and other professional advisors and to any Affiliate of such Party and their respective directors and employees, to the extent necessary to perform their services in connection with monitoring their investment in Newco and its Subsidiaries, in each case in the ordinary course of business (provided, however, that the recipients of such Confidential Information are subject to confidentiality and non-disclosure obligations at least as restrictive as those set forth in this Section 7.13), (C) as may be necessary in connection with such Party’s enforcement of its rights under this Agreement or (D) to the extent necessary for a Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any Tax Action with respect to such Tax Returns.

23

(b) Notwithstanding the foregoing, the confidentiality and non-use obligations of Section 7.13(a) will not apply to Confidential Information:

(i) that any Party, its Affiliates or any of their Representatives is required to disclose by judicial or administrative process, or by other requirements of applicable Law or regulation or any governmental authority (including any applicable rule, regulation or order of a self-governing authority, including any securities exchange or national quotation system on which outstanding securities of Fubo or Disney are listed); provided that, if such Party is not Hulu or an Affiliate of Hulu, such Party shall, where and to the extent legally permitted and reasonably practicable, (A) give Hulu reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (B) reasonably cooperate with Hulu, at Hulu’s sole cost and expense, in attempting to obtain such protective measures; provided further that, if such Party is not Fubo or an Affiliate of Fubo, such Party shall, where and to the extent legally permitted and reasonably practicable, (1) give Fubo reasonable notice of any such requirement and, to the extent protective measures consistent with such requirement are available, the opportunity to seek appropriate protective measures and (2) reasonably cooperate with Fubo, at Fubo’s sole cost and expense, in attempting to obtain such protective measures;

(ii) that becomes available to the public other than as a result of a breach of this Section 7.13;

(iii) that can be demonstrated as having been independently developed by such Party without use of or reliance upon Confidential Information; or

(iv) that has been provided to any Party, its Affiliates or any of their respective Representatives by a Person (other than a Party or its Affiliates) who is not known, after reasonable inquiry, to be subject to the confidentiality obligations of this Section 7.13.

SECTION 7.14. Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to Hulu hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Hulu shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the applicable payment (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to Fubo. In determining whether the interest contracted for, charged or received by Hulu exceeds the Maximum Rate, Hulu may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof or (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by Fubo to Hulu hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury Laws.

[Signature Page Follows this Page]

24

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

FUBO:

FUBOTV INC.

by	/s/ Gina DiGioia
Name:	Gina DiGioia
Title:	Chief Legal Officer and Corporate Secretary

HULU:

HULU, LLC

by	/s/ James Kapenstein
Name:	James M. Kapenstein
Title:	Authorized Signatory

NEWCO:

FUBO OPERATIONS LLC

by	/s/ James Kapenstein
Name:	James M. Kapenstein
Title:	Authorized Signatory

[Signature Page to Tax Receivables Agreement]